Exhibit 99.1

 Zoom® Telephonics Raises $282,520 In Rights Offering

Boston, MA, August 27, 2013—Zoom Telephonics, Inc. (OTCQB: ZMTP) (“Zoom”) announced today that it has completed its rights offering, raising $282,520 before expenses of approximately $30 thousand.  Zoom sold 1,009,000 shares at $0.28 each.
“The rights offering was a significant effort, but it was a good way to raise capital for Zoom,” said Frank Manning, Zoom’s President and CEO.  “We were able to preserve Zoom’s tax loss carry-forward while accepting all shareholder purchase requests.  We appreciate our shareholders’ investments and will continue to work hard to make Zoom successful.”

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports broadband modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com

Zoom Telephonics, 207 South Street, Boston, MA 02111    Tel: 617 423-1072    Fax: 617 423-3923   www.zoomtel.com